The Valley Forge Fund, Inc.
                           1375 Anthony Wayne Drive
                               Wayne, PA 19087


            Management Statement Regarding Compliance With Certain
              Provisions of the Investment Company Act of 1940.


We, as members of management of The Valley Forge Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Inveents by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those require-ments. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of September 2, 2003 and from January 2, 2003 through September 2, 2003.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of September 2, 2003 and from January 2, 2003 through September 2, 2003 with respect to securities reflected in the investment account of the Company.


The Valley Forge Fund, Inc.
By:

 /s/ Bernard B. Klawans
Bernard B. Klawans
President